UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 21, 2003 (November 20, 2003)

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

000-29815
(Commission File Number)

Delaware	54-1655029
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11080 CirclePoint Road, Suite 200 Westminster, Colorado 80021
(Address of principal executive offices and Zip Code)

(303) 426-6262
Registrant’s telephone number, including area code

Item 5.           Other Events.

On November 20, 2003, Allos Therapeutics, Inc., a Delaware corporation (the “Company”), completed a $12 million private placement of securities with several institutional investors.  Pursuant to the terms of the securities purchase agreement (the “Purchase Agreement”), the Company sold 5,172,412 shares of common stock at a negotiated price of $2.32 per share. The Company also issued warrants to purchase approximately 1.7 million shares of common stock at an exercise price of $3.14 per share.  The warrants become exercisable on May 20, 2004, and expire on November 20, 2007.  SG Cowen Securities Corporation acted as the Company’s exclusive placement agent for this transaction.  The offering was made only to accredited investors; as such term is defined in accordance with the Securities Act of 1933, as amended.  The shares of common stock and the warrants issued to the investors have not been registered under the Securities Act of 1933, or any state securities laws.  Therefore, they may not be offered or sold in the United States absent registration under or exemption from the Securities Act of 1933 and any applicable state securities laws.  However, the Company has agreed to file a registration statement for the resale of the shares of common stock and the shares of common stock underlying the warrants within thirty (30) days following the closing.  The Purchase Agreement, including the exhibits thereto, and the form of warrant are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference. The press release announcing the completion of the private placement is attached hereto as Exhibit 99.3 and incorporated herein by reference.

Item 7.           Financial Statements, Pro Forma Financial Information And Exhibits

(c)           Exhibits

99.1	Securities Purchase Agreement, dated November 20, 2003, by and among the Company and the investors named therein.

99.2	Form of Warrant issued by the Company in favor of each investor.

99.3	Press Release, dated November 20, 2003, entitled “Allos Therapeutics Completes $12 Million Private Placement.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 21, 2003

ALLOS THERAPEUTICS, INC.

	By:	/s/ Michael E. Hart
Michael E. Hart
	Its:	President and Chief Executive Officer